Exhibit 99.3

ECOLAB THIRD QUARTER 2021

Overview

Strong third quarter results leveraged market reopenings with new business wins, new products and accelerated pricing to deliver strong sales and double-digit earnings growth.

◢	Sales:
◾	Reported sales from continuing operations +10% from the year-ago period. Acquisition adjusted fixed currency sales +8%.
◾	Double-digit growth in the Institutional & Specialty and Other segments, along with strong gains in the Industrial segment, more than offset the Healthcare & Life Sciences segment’s decline versus a very strong increase last year.
◢	Earnings:
◾	Reported diluted EPS from continuing operations $1.12, +32%.
◾	Adjusted diluted EPS from continuing operations excluding special gains and charges and discrete tax items $1.38, +20%.
◾	The double-digit adjusted EPS increase reflects accelerated pricing and volume growth that more than offset significantly higher delivered product costs and a lower than estimated unfavorable impact from Hurricane Ida of $0.03 per share in the third quarter achieved through aggressive management.
◢	Outlook:
◾	We expect continued, if uneven, recovery in the U.S. and European markets, with the rest of the world following. We continue to expect strong year-on-year growth in the fourth quarter 2021 led by the increased volume and price momentum, and expect these drivers to result in the fourth quarter showing better year-over-year sales growth than the third quarter. At the same time, we have experienced substantial additional delivered product and other cost inflation that we believe will increase fourth quarter costs by nearly $0.20 per share versus what we expected a few months ago. We expect fourth quarter earnings to grow double digits, though not as strongly as the third quarter. We continue to expect the full year 2021 to show a strong increase over 2020, more than offsetting the substantial delivered product and other cost increases which are estimated to have a combined unfavorable impact approximating $0.90 per share this year, costs we have mostly mitigated through pricing and productivity gains.

SUMMARY

We delivered strong third quarter results that were better than expected as we successfully leveraged market reopenings with robust new business wins and accelerating pricing to more than offset significantly higher delivered product costs, while also significantly reducing the unfavorable impacts from Hurricane Ida on both our customers and supply chain. We enjoyed strong double-digit sales growth and expanded operating margins in our Institutional & Specialty and Other segments, which leveraged continued recovery in the U.S. and improving trends in Europe. The Industrial segment showed accelerated sales growth, though its operating income was negatively impacted by significantly higher delivered product costs, as well as costs to ensure exceptional customer service in a challenging environment. Healthcare & Life Sciences segment sales declined as results compared to very strong year-ago sales though underlying segment sales growth is estimated to have been in the mid-single digit range.

We expect continued strong year-on-year growth in the fourth quarter, driven by accelerating sales volume and pricing momentum as we leverage an expected continuing though uneven global recovery and generally improving COVID-19 impacts. We look for our Institutional & Specialty and Other segments to show continued strong year-on-year growth in the fourth quarter, with both segments sales approaching their pre-COVID peak 2019 levels despite end markets that have not fully recovered. Industrial segment sales are expected to remain strong and Healthcare & Life Sciences segment sales are expected to maintain its solid underlying growth, though reported sales will likely be modestly below last year when compared to 2020’s very strong gain.

We expect these drivers to result in the fourth quarter showing better year-over-year sales growth than the third quarter. We have also experienced continued substantial delivered product and other cost inflation that we believe will increase fourth quarter costs by nearly $0.20 per share versus what we expected a few months ago. As a result, we expect fourth quarter earnings to grow double digits, though not as strongly as the third quarter.

We continue to execute aggressive pricing actions to offset significantly increased delivered product costs, leveraging the strong product and service value and digital insights that we deliver to customers and that underlies our fundamental business proposition of best results at the lowest total cost, and we expect pricing will build further in the fourth quarter. When combined with our strong new business wins, we expect to once again successfully manage the current inflation challenges to deliver superior results. We continue to expect strong year-on-year growth for the full year 2021, which will include the impact of higher delivered product and other costs increases that are expected to have a combined unfavorable impact approximating $0.90 per share this year; this includes estimated unfavorable impacts of $0.15 from the Texas freeze and $0.07 from Hurricane Ida, costs we have mostly mitigated through pricing and productivity gains.

We expect to enter 2022 with solid momentum as we continue to drive strong top and bottom-line growth through product and service innovation, digital solutions, new markets and appropriate pricing as we leverage an expected continuing though uneven global recovery, generally improving COVID-19 impacts and offset further cost inflation.

Our value proposition to help solve the world’s people, planet and business health needs is more important than ever, and we have further strengthened our competitive position and unique capabilities to best serve our customers. Our advanced products and services enable us to help create better customer outcomes with a reduced environmental impact while simultaneously reducing their costs, as reflected by recent programs including Ecolab Science Certified and Net Zero, which have further differentiated Ecolab’s value proposition. Our new business and innovation pipelines are at record levels; new focus areas, including life sciences, data centers and animal health, are well-positioned to drive growth and global leadership; and our leading digital capabilities continue to develop and add competitive advantages. Our strong business momentum, along with our enhanced value proposition and favorable macro trends, positions us well to leverage the global recovery post COVID and our long-term fundamentals remain strong to deliver further superior shareholder returns.

HIGHLIGHTS

●	Strong third quarter results leveraged recovering markets with new business wins, new products and accelerating pricing to deliver strong sales and double-digit earnings growth.
●	Reported consolidated sales increased 10%; fixed currency acquisition adjusted sales increased 8%.
●	Sales were led by the Institutional & Specialty and Other segments, which both delivered double-digit growth. Industrial segment sales growth was strong and continued to accelerate while the Healthcare &

Life Sciences segment showed a decline versus a very strong increase last year, with underlying segment sales estimated to have been in the mid-single digit growth range.
●	Reported operating margins from continuing operations increased 40 bps. Acquisition adjusted fixed currency operating margin increased 80 bps, led by the Institutional & Specialty segment.
●	Third quarter reported diluted earnings per share from continuing operations were $1.12 compared with $0.85 last year.
●	On an adjusted basis, excluding special gains and charges and discrete tax items from both years, third quarter 2021 adjusted diluted earnings per share from continuing operations were $1.38 compared with adjusted diluted earnings per share from continuing operations of $1.15 a year ago. The strong adjusted earnings per share increase reflects accelerated pricing and volume growth that more than offset significantly higher delivered product costs, and the estimated unfavorable impact from Hurricane Ida of $0.03 per share in the third quarter.
●	We continue to expect strong year-on-year growth in the fourth quarter 2021 led by the increased volume and price momentum, and expect these drivers to result in the fourth quarter showing better year-over-year sales growth than the third quarter. We have also experienced continued substantial delivered product and other cost inflation which we believe will increase fourth quarter costs by nearly $0.20 per share (which includes an estimated $0.04 per share impact from Hurricane Ida) versus what we expected a few months ago. As a result, we expect fourth quarter earnings to grow double digits, though not as strongly as the third quarter.
●	We continue to expect strong year-on-year growth for the full year 2021, which will include the impact of higher delivered product and other cost increases that are expected to have a combined unfavorable impact approximating $0.90 per share this year; this includes estimated unfavorable impacts of $0.15 from the Texas freeze and $0.07 from Hurricane Ida, costs we have mostly mitigated through pricing and productivity gains.
●	In summary, we delivered strong third quarter results as our business continues to improve and we expect a further strong year-on-year performance in the fourth quarter. Our solid business momentum, along with our enhanced value proposition and favorable macro trends, positions us well to leverage the post COVID-19 global recovery and that our long-term fundamentals remain strong to deliver further superior shareholder returns.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	6%
Pricing	3%
Subtotal	8%
Acq./Div.	0%
Fixed currency growth	8%
Currency impact	2%
Total	10%

Amounts above do not sum due to rounding.

Ecolab’s third quarter reported sales increased 10% when compared to the year ago period. Fixed currency acquisition adjusted sales increased 8%. Looking at the components, consolidated volume and mix increased 6%, pricing increased 3%, and currency added 2% to sales growth.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	8%	8%
Food & Beverage	5%	5%
Downstream	2%	2%
Paper	17%	17%
Total Global Industrial	7%	7%

WATER

Fixed currency Water sales increased 8% as new business wins and accelerating pricing leveraged recovering markets. Light industry water treatment sales enjoyed solid growth, led by good gains in food & beverage, light manufacturing and data centers. Heavy industry sales recorded a very strong increase driven by primary metals. Mining also showed strong growth benefiting from our strategic shift toward precious metals and fertilizers and away from coal. Fixed-currency acquisition-adjusted sales growth showed double-digit growth in Latin America, strong gains in Europe and Asia Pacific, and a moderate increase in North America.

The impact of increasing water demand, its growing quality and availability issues, and the resulting rising costs continue to be a critical issue for our customers, and one that Ecolab is uniquely positioned to help them solve. Our new business wins remain strong as we utilize our unique ability to provide innovative solutions and integrated digital technologies and service expertise that help customers reduce water consumption and meet their sustainability objectives. Further, we have remained aggressive on pricing to help offset increased delivered product costs. We expect further strong sales growth in the fourth quarter driven by increased pricing, business wins and improving markets.

FOOD & BEVERAGE

Fixed currency Food & Beverage sales rose 5%, primarily reflecting accelerating pricing, recovering markets and new business wins. Globally we realized strong growth in beverage, brewing and dairy plant, and modest growth in food, protein and animal health. Regional fixed currency sales growth was strong in Latin America, with moderate growth in Europe, North America, and Asia Pacific.

With more favorable end market trends, accelerating pricing and strong new business wins, we anticipate further good sales growth in the fourth quarter.

DOWNSTREAM

Downstream fixed currency sales grew 2% and improved on a sequential basis benefiting from pricing, increased refinery operating rates and new business wins. Fixed currency sales showed strong growth in Asia Pacific and Latin America, increased modestly in Europe, and declined in North America as strong petrochemical sales growth and business wins were more than offset by the impact of Hurricane Ida and low-margin refinery business exits.

We expect growth to improve further in the fourth quarter driven by pricing, new business wins, recovering refinery production and stronger petrochemical demand.

PAPER

Paper fixed currency sales recorded another double-digit gain, up 17%, driven by strong new business wins, accelerating pricing and improved market growth. Board & packaging led the gain, with tissue showing strong growth due to recovering production rates and new business, and graphics sales further recovered from last year’s sharp decline as market trends stabilized. Fixed currency sales growth was strong across all regions.

We expect Paper to show strong sales growth in the fourth quarter driven by continued growth in board & packaging and improving tissue and graphics demand.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Industrial Op. Inc.	$268.3	16.6%	$302.3	20.0%	(11)%
Acq./Div. Adj. Op. Inc.	$268.3	16.6%	$302.3	20.0%	(11)%

Acquisition adjusted fixed currency operating income for the Global Industrial segment decreased 11% compared to a very strong 18% increase last year, as accelerating pricing and higher volume were more than offset by significantly higher delivered product costs, the impact from Hurricane Ida and unfavorable mix.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	24%	24%
Specialty	1%	1%
Total Global Institutional & Specialty	18%	17%

INSTITUTIONAL

Fixed currency sales for the Global Institutional business increased 24%, driven by continued strong gains in North America and significantly improved European sales as our new business wins, product innovation and higher pricing continued to successfully leverage the broadening market recovery.

Our major global regions showed sharp year-on-year sales improvement in the quarter. Our U.S. business continued its strong growth as further new account gains and improved solution penetration leveraged still-recovering in-unit restaurant dining and lodging trends. Europe also showed very strong growth in the quarter as increased consumer traffic and in-unit dining, along with new business wins, led the increase. Latin America ongoing sales were strong while Asia Pacific sales declined modestly reflecting increased COVID-19 restrictions in that region.

We have continued to work aggressively to support our customers through this difficult environment, as well as assure our long-term value drivers remain robust. Our advanced products and programs, including hospital-grade disinfectants, along with our expert service to help solve customer problems, have continued to be significant differentiators for us and important in our strong new business wins. These products and programs, many of which offer faster and more efficient cleaning processes and thereby save labor hours, have proven very effective in helping U.S. restaurants and hotels in the current labor shortages. Further, our Ecolab Science Certified program continues to expand as the program assists our customers in meeting the public’s heightened expectations for cleaner and safer consumer locations.

We expect another strong performance by Institutional in the fourth quarter led by continued robust momentum in the U.S. and Europe, with improved performances in other regions, as we look to leverage improving and geographically broadening end market fundamentals.

SPECIALTY

Third quarter Specialty acquisition adjusted fixed currency sales increased 1% as strong quickservice sales more than offset lower food retail sales. Quickservice sales showed a strong gain as new business wins more than offset easing sanitizer usage from last year’s peak levels. Food retail sales declined versus the strong sanitizer demand in 2020 and customer labor shortages that has resulted in reduced in-store services and associated product usage.

We expect Specialty sales to show strong growth in the fourth quarter, led by quickservice sales as we benefit from new customer wins, our broad range of innovative products and service expertise and further normalization of demand.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Institutional & Specialty Op. Inc.	$196.5	18.3%	$83.7	9.2%	135%
Acq./Div. Adj. Op. Inc.	$196.7	18.3%	$83.7	9.2%	135%

Acquisition adjusted fixed currency operating income increased 135% reflecting increased volume, accelerating pricing and favorable mix that more than offset higher delivered product costs.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	(15)%	(19)%
Life Sciences	(10)%	(10)%
Total Global Healthcare & Life Sciences	(13)%	(17)%

HEALTHCARE

Third quarter Healthcare fixed currency sales declined 15%. Acquisition adjusted sales declined 19%, reflecting the comparison against last year’s 25% gain that was driven by COVID-19 related hand and surface disinfection sales as well as softer elective surgical procedure activity in 2021 due to the rise in COVID-19 variants during the quarter. Excluding the one-time sales from the prior year, underlying third quarter 2021 sales growth was estimated to be in the mid-single-digit range driven by new business wins and increased hygiene awareness.

Fourth quarter 2021 sales will also compare with a large prior year gain, when the fourth quarter 2020 grew 22% led by several large one-time sanitizer orders from national health systems, as well as reflect above normal current customer inventories of sanitation products from the buying surge last year; as such, we expect lower fourth quarter 2021 sales. We believe the impact of normalizing hospital surgeries and in-patient activity on consumption, along with our broadened product line, ongoing product innovation, digital tools and proven service value, will drive improved results in 2022, and that the business remains well-positioned for attractive long-term growth.

LIFE SCIENCES

Life Sciences’ third quarter acquisition adjusted fixed currency sales declined 10%. Adjusted for the comparison versus the very strong third quarter 2020, when sales increased 48% driven by extraordinary COVID-19 demand, underlying third quarter 2021 Life Sciences sales are estimated to have grown low double-digits. This continued strong underlying growth was driven by solid ongoing pharmaceutical and personal care customer demand along with new business wins and pricing.

We believe the long-term outlook for Life Sciences remains robust, driven by our specialized products and services that help ensure safe, efficient and effective manufacturing facilities for our pharmaceutical and personal care customers. We look for fourth quarter sales to show a strong gain versus 2020’s substantial increase.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$37.3	12.9%	$69.0	20.6%	(46)%
Acq./Div. Adj. Op. Inc.	$39.4	14.1%	$69.0	20.6%	(43)%

Acquisition adjusted fixed currency operating income decreased 43%, primarily reflecting the comparison to the very strong sales volume last year when operating income grew 82%, partially offset by favorable pricing.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	9%	9%
Textile Care	23%	23%
Colloidal Technologies	24%	24%
Total Other	13%	13%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 9% reflecting strong growth in food and beverage plants, restaurants and hospitality. We realized continued robust new business wins that we believe are the result of our high service levels, innovation and increased awareness around food safety and hygiene standards. Growth was strong in North America and Asia Pacific, with a moderate gain in Europe and a moderate decline in Latin America.

We expect Pest Elimination to show good growth in the fourth quarter as the restaurant and hospitality markets continue to recover, other end markets continue to grow and new programs add additional differentiation to drive business wins. Further, we believe our ongoing innovation and enhanced digital offerings will extend our differentiation and help drive future above average long-term growth.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Other Op. Inc.	$59.2	18.1%	$45.8	15.9%	29%
Acq./Div. Adj. Op. Inc.	$59.2	18.1%	$45.8	15.9%	29%

Acquisition adjusted fixed currency operating income increased 29% reflecting strong volume and favorable pricing that was partially offset by higher delivered product costs.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Gross Profit	$1,304.1	39.3%	$1,249.0	41.4%	4%
Gross Profit (adj.)	$1,357.0	40.9%	$1,258.5	41.7%	8%

Third quarter gross margins adjusted for special charges decreased 80 basis points versus last year’s adjusted margin, reflecting accelerating pricing and increased volume that was more than offset by significantly higher delivered product costs and Hurricane Ida impacts.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
SG&A	$832.0	25.1%	$802.6	26.6%	4%

The third quarter SG&A ratio to sales decreased 150 basis points as volume leverage and cost savings more than offset investments in the business.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Operating Income	$465.8	14.0%	$411.4	13.6%	13%
Fixed Currency Operating
Income (adj.)	$530.5	15.8%	$471.1	15.2%	13%
Fixed Currency Operating
Income (acq./div. adj.)	$532.8	16.2%	$471.1	15.4%	13%

Acquisition adjusted fixed currency operating income increased 13%. The strong operating leverage reflects accelerating pricing and increased volume which more than offset significantly higher delivered product costs and the estimated unfavorable impact from Hurricane Ida of $0.03 per share in the third quarter.

CORPORATE EXPENSE

($ millions - unaudited)	2021	2020
Corporate
Corp. Expense	($30.8)	($29.7)
Special Gains/(Charges)	(59.2)	(44.5)
Total Corporate Expense	($90.0)	($74.2)

Third quarter of 2021 corporate segment includes amortization expense of $31 million related to the Nalco merger intangible assets as well as net special charges of $59 million that primarily reflected COVID-19 related inventory reserves and employee costs (net of government subsidies) as discussed below.

Special gains and charges for the third quarter of 2020 were a net charge of $44 million and include restructuring charges, Healthcare product recall charges, COVID-19 employee-related costs (net of government subsidies) and litigation and other charges.

COVID-19 INVENTORY RESERVES

Customer demand for sanitizer products surged at the outset of COVID-19. We worked hard to meet the rapidly increasing demand and sold the vast majority of our sanitizer inventory. However, COVID-19 variant-related delays of customer reopenings and consumer activity resulted in a small portion of the sanitizer inventory becoming unneeded. We recognized a special charge of $50 million in the third quarter of 2021 for excess inventory and estimated disposal costs.

OTHER INCOME, INTEREST, TAX RATE, SHARES AND CONSOLIDATED INCOME

Reported interest expense decreased 43% as debt refinancing charges of $32 million in 2021 were significantly less than $83 million incurred in 2020; adjusted for debt refinancing costs, interest expense decreased 15% reflecting lower average debt levels and lower average interest rates from debt refinancing transactions in 2020 and 2021.

The reported income tax rate for the third quarter of 2021 was 18.3% compared with the reported rate of 14.5% in the third quarter of 2020. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2021 was 19.5% compared with the adjusted tax rate of 20.0% in the third quarter of 2020.

The net of this performance is that Ecolab reported third quarter diluted earnings per share from continuing operations of $1.12 compared with $0.85 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, third quarter adjusted diluted earnings per share from continuing operations were $1.38 compared with $1.15 reported a year ago. Currency translation had a $0.03 favorable impact on third quarter 2021 adjusted diluted earnings per share from continuing operations.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	September 30
($ millions)	2021	2020
Cash and cash eq.	$897.9	$1,034.7
Accounts receivable, net	2,384.1	2,320.7
Inventories	1,378.2	1,287.8
Other current assets	326.6	348.8
PP&E, net	3,069.6	3,146.2
Goodwill and intangibles	9,015.3	8,981.4
Other assets	854.5	977.5
Total assets	$17,926.2	$18,097.1

Short-term debt	$18.7	$247.3
Accounts payable	1,237.1	1,108.4
Other current liabilities	1,638.7	1,750.7
Long-term debt	5,931.8	6,667.7
Pension/Postretirement	996.6	1,081.2
Other liabilities	1,141.5	1,192.4
Total equity	6,961.8	6,049.4
Total liab. and equity	$17,926.2	$18,097.1

	September 30
(unaudited)	2021	2020
Total Debt/Total Capital	46.1%	53.3%
Net Debt/Total Capital	42.1%	49.3%
Net Debt/EBITDA	2.0	2.5
Net Debt/Adjusted EBITDA	1.9	2.3

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

	Nine Months Ended
(unaudited)	September 30
($ millions)	2021	2020
Cash from op. activities	$1,421.0	$1,092.0
Depreciation	453.1	443.1
Amortization	174.4	162.1
Capital expenditures	423.8	362.3

SUMMARY

In summary, our business continued to show strong year-on-year and sequential improvement. The recovery of our markets continues to broaden, and we believe we are in a strong position to leverage these trends as we benefit from robust new business wins, further customer penetration gains and accelerating pricing. We continue to expect strong year-on-year growth in the fourth quarter 2021 led by the increased volume and price momentum, and expect these drivers to result in the fourth quarter showing better year-over-year sales growth than the third quarter. We have also experienced continued substantial delivered product and other cost inflation which we believe will increase fourth quarter costs by nearly $0.20 per share versus what we expected a few months ago. We continue to mitigate the cost increases with strong pricing in a way that is sustainable for the long term and is aligned with the incremental value we create for customers. As a result, we expect fourth quarter earnings to grow double digits, though not as strongly as the third quarter. We continue to expect strong year-on-year growth for the full year 2021, which will include the impact of higher delivered product and other cost increases that are expected to have a combined unfavorable impact approximating $0.90 per share this year, costs we have mostly mitigated through pricing and productivity gains.

Our strong business momentum, along with our enhanced value proposition and favorable macro trends, gives us confidence that Ecolab is well-positioned to leverage the global recovery post COVID and that our long-term fundamentals remain strong to deliver further superior shareholder returns.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, the U.S. and global economic recovery, delivered product costs and supply chain disruptions, and our financial and business performance and prospects, including sales, earnings, new business and pricing. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic, including vaccination mandates, or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other (income) expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin,

operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2021. We also provide our segment results based on public currency rates for information purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the third quarter 2021 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent)	2021	2020	2021	2020

Net sales
Reported GAAP net sales	$3,320.8	$3,018.6	$9,368.5	$8,724.9
Effect of foreign currency translation	28.6	79.7	50.9	276.3
Non-GAAP fixed currency sales	3,349.4	3,098.3	9,419.4	9,001.2
Effect of acquisitions and divestitures	(51.7)	(47.5)	(194.5)	(97.3)
Non-GAAP acquisition adjusted fixed currency sales	3,297.7	3,050.8	9,224.9	8,903.9

Cost of Sales
Reported GAAP cost of sales	$2,016.7	$1,769.6	$5,572.7	$5,125.5
Special (gains) and charges	52.9	9.5	76.2	45.6
Non-GAAP adjusted cost of sales	$1,963.8	$1,760.1	$5,496.5	$5,079.9

Gross Margin
Reported GAAP gross margin	39.3%	41.4%	40.5%	41.3%
Non-GAAP adjusted gross margin	40.9%	41.7%	41.3%	41.8%

Operating income
Reported GAAP operating income	$465.8	$411.4	$1,210.9	$979.6
Effect of foreign currency translation	5.5	15.2	8.3	42.5
Non-GAAP fixed currency operating income	471.3	426.6	1,219.2	1,022.1
Special (gains) and charges	59.2	44.5	112.9	165.9
Non-GAAP adjusted fixed currency operating income	530.5	471.1	1,332.1	1,188.0
Effect of acquisitions and divestitures	2.3	-	1.6	(2.6)
Non-GAAP acquisition adjusted fixed currency operating income	$532.8	$471.1	$1,333.7	$1,185.4

Operating Income Margin
Reported GAAP operating income margin	14.0%	13.6%	12.9%	11.2%
Non-GAAP adjusted fixed currency operating income margin	15.8%	15.2%	14.1%	13.2%
Non-GAAP acquisition adjusted fixed currency operating income margin	16.2%	15.4%	14.5%	13.3%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Third Quarter Ended		Nine Months Ended
(millions, except percent and per share)	September 30		September 30
	2021	2020	2021	2020
Interest expense, net
Reported GAAP interest expense, net	$76.4	$134.8	$173.7	$241.8
Special (gains) and charges, after tax	32.3	83.1	32.3	83.8
Non-GAAP adjusted interest expense, net	$44.1	$51.7	$141.4	$158.0
Other (income) expense
Reported GAAP other (income) expense	($13.0)	($15.1)	($27.5)	($45.6)
Special (gains) and charges	7.0	-	26.6	-
Non-GAAP adjusted other (income) expense	($20.0)	($15.1)	($54.1)	($45.6)
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$324.5	$246.2	$828.9	$667.1
Special (gains) and charges, after tax	80.8	98.5	139.1	200.3
Discrete tax net expense (benefit)	(6.3)	(12.4)	17.5	(56.8)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$399.0	$332.3	$985.5	$810.6
Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.12	$0.85	$2.87	$2.29
Special (gains) and charges, after tax	0.28	0.34	0.48	0.69
Discrete tax net expense (benefit)	(0.02)	(0.04)	0.06	(0.20)
Non-GAAP adjusted diluted EPS from continuing operations	$1.38	$1.15	$3.41	$2.79
Provision for Income Taxes
Reported GAAP tax rate	18.3%	14.5%	21.2%	13.2%
Special gains and charges	0.0	2.6	(0.3)	1.6
Discrete tax items	1.2	2.9	(1.4)	5.5
Non-GAAP adjusted tax rate	19.5%	20.0%	19.5%	20.3%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$1,143.6	$1,079.6
Provision for income taxes	299.1	190.0
Interest expense, net	222.1	287.9
Depreciation	604.3	588.3
Amortization	230.7	213.1
EBITDA	$2,499.8	$2,358.9
Special (gains) and charges impacting EBITDA	201.8	222.5
Adjusted EBITDA	$2,701.6	$2,581.4

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
(unaudited)	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,620.4	-	$1,620.4	$1,512.9	-	$1,512.9
Global Institutional & Specialty	1,076.6	(4.1)	1,072.5	914.4	-	914.4
Global Healthcare & Life Sciences	290.2	(11.7)	278.5	335.1	(0.3)	334.8
Other	326.3	-	326.3	288.7	-	288.7
Corporate	35.9	(35.9)	-	47.2	(47.2)	-
Subtotal at fixed currency rates	3,349.4	(51.7)	3,297.7	3,098.3	(47.5)	3,050.8
Currency impact	(28.6)			(79.7)
Consolidated reported GAAP net sales	$3,320.8			$3,018.6

Operating Income (loss)
Global Industrial	$268.3	-	$268.3	$302.3	-	$302.3
Global Institutional & Specialty	196.5	0.2	196.7	83.7	-	83.7
Global Healthcare & Life Sciences	37.3	2.1	39.4	69.0	-	69.0
Other	59.2	-	59.2	45.8	-	45.8
Corporate	(30.8)	-	(30.8)	(29.7)	-	(29.7)
Adjusted at fixed currency rates	530.5	2.3	532.8	471.1	-	471.1
Special (gains) and charges	59.2			44.5
Reported OI at fixed currency rates	471.3			426.6
Currency impact	(5.5)			(15.2)
Consolidated reported GAAP operating income	$465.8			$411.4

	Nine Months Ended September 30
	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$4,609.7	($59.4)	$4,550.3	$4,476.4	($36.9)	$4,439.5
Global Institutional & Specialty	2,914.0	(10.2)	2,903.8	2,734.6	-	2,734.6
Global Healthcare & Life Sciences	887.4	(20.8)	866.6	913.3	(0.9)	912.4
Other	904.2	-	904.2	817.4	-	817.4
Corporate	104.1	(104.1)	-	59.5	(59.5)	-
Subtotal at fixed currency rates	9,419.4	(194.5)	9,224.9	9,001.2	(97.3)	8,903.9
Currency impact	(50.9)			(276.3)
Consolidated reported GAAP net sales	$9,368.5			$8,724.9

Operating Income (loss)
Global Industrial	$750.8	($2.5)	$748.3	$799.7	($2.5)	$797.2
Global Institutional & Specialty	398.2	1.8	400.0	229.4	-	229.4
Global Healthcare & Life Sciences	131.2	2.3	133.5	162.0	(0.1)	161.9
Other	143.4	-	143.4	88.4	-	88.4
Corporate	(91.5)	-	(91.5)	(91.5)	-	(91.5)
Adjusted at fixed currency rates	1,332.1	1.6	1,333.7	1,188.0	(2.6)	1,185.4
Special (gains) and charges	112.9			165.9
Reported OI at fixed currency rates	1,219.2			1,022.1
Currency impact	(8.3)			(42.5)
Consolidated reported GAAP operating income	$1,210.9			$979.6

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (1)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (2)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87
Adjustments:
Special (gains) and charges (3)	0.08	0.12	0.20	0.28	0.48
Discrete tax expense (benefits) (4)	0.06	0.02	0.08	(0.02)	0.06
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, employee-related COVID-19 costs (net of government subsidies), and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, offset by other discrete tax expense.

(3) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million and $80.8 million, net of tax, in the first, second and third quarters, respectively. Charges include covid related inventory write downs, debt refinancing charges, restructuring charges, employee-related COVID-19 costs (net of government subsidies), acquisition and integration charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million and ($6.3) million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.